Exhibit 10.3

November 6, 2007

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006

Attention of Asher S. Levitsky P.C.

Re: Closing Escrow Agreement

Gentlemen:

This agreement will set forth the terms pursuant to which Genesis Pharmaceuticals Enterprises, Inc., a Florida corporation (the “Company”) will deposit into escrow with you (the “Escrow Agent”) 20,000,000 shares (the “Company Shares”) of Common Stock, pursuant to a securities purchase agreement (the “Purchase Agreement”) dated November 6, 2007, among the Company, Pope Investments, LLC (“Pope”), and the other Investors named therein.

1.     The Escrow Agent agrees to hold the Company Shares on and subject to the terms of this Agreement. The parties acknowledge that the Escrow Agent is not and will not be a party to the Purchase Agreement. The Escrow Agent has and will have no obligations under the Purchase Agreement, and the Escrow Agent’s only obligations are those expressly set forth in this Escrow Agreement.

2.     Section 6.10 of the Purchase Agreement provides for the transfer of some or all of the Company Shares to the Investors named in the Purchase Agreement. If the Escrow Agent receives the joint written notice from Pope and the Company (each, an “Interested Party”, and together, the “Interested Parties”) as to the disposition of any or all of the Company Shares, the Escrow Agent shall distribute the Company Shares in accordance with the joint written instructions.

3.     If the Escrow Agent receives written instructions signed by one but not both of the Interested Parties, the Escrow Agent shall, within five (5) business days from its receipt of such instructions, send a copy of such instructions to the other Interested Party by overnight courier service which provides evidence of delivery. If the Escrow Agent shall not have received notice from the other Interested Party by the close of business on the fifteenth (15th) business day after delivery of the instructions disputing the instruction, the Escrow Agent shall distribute the Company Shares in accordance with the instructions.

4.     If the Escrow Agent shall have received notice from the other Interested Party by the close of business on the fifteenth (15th) business day after delivery of the instructions disputing or conflicting with the instruction, the Escrow Agent shall retain the Company Shares until it shall have received either (a) joint written instructions from both of the Interested Parties or (b) a court order, final beyond right of review, as to the disposition of the Company Shares, in which event the Escrow Agent shall distribution the Company Shares in accordance with such instructions or court order.

Sichenzia Ross Friedman Ference LLP
November 6, 2007

5.     In the event that the disposition of the Company Shares is submitted to arbitration pursuant to Section 6.10 of the Purchase Agreement, the Escrow Agent shall distribute the Escrow Shares in accordance with the written order or instructions from the arbitrator upon receipt of (i) evidence of the appointment of the arbitrator signed by both Interested Parties, and (ii) the signed order or instructions from the arbitrator.

6.     In the event that the Escrow Agent shall be uncertain as to its obligations with respect to the Company Shares, or shall receive instructions, claims or demands which, in the Escrow Agent’s opinion, are in conflict with each other or with any of the provisions of this Agreement, the Escrow Agent shall refrain from taking any action other than to keep safely all Company Shares until the Escrow Agent shall have written instructions from both Interested Parties as to the disposition of Company Shares or until the Escrow Agent is directed by a final judgment of a court of competent jurisdiction final beyond right of review. In addition, in such circumstances, the Escrow Agent may deposit the Company Shares into court, there to abide a decision of the court. In this connection, each of the parties consents to the exclusive jurisdiction of the federal and state courts located in the City, County and State of New York.

7.     This Agreement shall terminate upon a distribution of all of the Company Shares pursuant to Section 2, 3, 4, 5 or 6 of this Agreement.

8.     The Interested Parties shall jointly and severally (i) reimburse the Escrow Agent for all reasonable expenses incurred by the Escrow Agent in connection with its duties hereunder and (ii) indemnify and hold harmless the Escrow Agent against any and all losses, claims, liabilities, costs, payments and expenses, including reasonable legal fees for counsel who may be selected by the Escrow Agent, which may be imposed upon or incurred by the Escrow Agent hereunder, except as a result of the gross negligence or willful misconduct of the Escrow Agent.

9.     The Escrow Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The Escrow Agent shall have no liability under, or duty to inquire into the terms and provisions of, any agreement between the parties, including the Purchase Agreement. No person, firm or corporation will be recognized by the Escrow Agent as a successor or assignee of any party until there shall be presented to the Escrow Agent evidence satisfactory to it of such succession or assignment. The Escrow Agent may rely upon any instrument in writing believed in good faith by it to be genuine and sufficient and properly presented and shall not be liable or responsible for any action taken or omitted in accordance with the provisions thereof. The Escrow Agent shall not be liable or responsible for any act it may do or omit to do in connection with the performance of its duties as Escrow Agent, except for its gross negligence or willful misconduct. The Escrow Agent may consult with counsel, including partners or associates of and attorneys who are of counsel to the Escrow Agent, and shall be fully protected with respect to any action taken or omitted by it in good faith on written advice of counsel.

10.     The Escrow Agent may at any time resign hereunder by giving written notice of its resignation to the other parties hereto, at their addresses set forth below, at least twenty (20) business days prior to the date specified for such resignation to take effect. If the Escrow Agent shall resign, and upon the effective date of the resignation of the Escrow Agent, all property then held by the Escrow Agent pursuant to this Agreement shall be delivered by the Escrow Agent to such person as may be designated in writing by the joint instructions of the Interested Parties, whereupon all such Escrow Agent’s obligations hereunder shall cease and terminate. If no such person shall have been designated by such date, all of the Escrow Agent’s obligations hereunder shall, nevertheless, cease and terminate. The Escrow Agent’s sole responsibility thereafter shall be to keep safely all Company Shares then held by the Escrow Agent and to deliver the same to a person jointly designated as provided in this Agreement or, if the parties shall have failed to designate a successor escrow agent, the Escrow Agent may deposit the Company Shares into a court of competent jurisdiction as provided in Section 5 of this Agreement.

Sichenzia Ross Friedman Ference LLP
November 6, 2007

11.     Any notice, request, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered by facsimile or e-mail (if receipt is confirmed by the recipient) or sent by messenger or overnight courier service which provides evidence of delivery or by certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when delivered, if to the Company or Barron at their addresses set forth on the signature page of this Agreement. If any party refuses to accept delivery (other than notice given by telecopier), notice shall be deemed to have been given on the date of attempted delivery. Any party may, by like notice, change the person, address or telecopier number to which notice should be sent.

12.     This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York applicable to contracts executed and to be performed wholly within such State. Each party hereby (a) consents to the exclusive jurisdiction of the United States district court for the Southern District of New York and Supreme Court of the State of New York in the County of New York in any action relating to or arising out of this Agreement, (b) agrees that any process in any action commenced in such court under this Agreement may be served upon either (i) by certified or registered mail, return receipt requested, or by messenger or courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him in New York City or (ii) by any other method of service permitted by law and (c) waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense or lack of in personam jurisdiction with respect thereto.

13.     Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns; provided, that any assignment of this Agreement or their rights hereunder by any party hereto without the written consent of the other parties shall be void. Nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

15.     This Agreement may be executed and delivered in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.     No modification, waiver or discharge of any provisions of this Agreement shall bind any party unless it is in writing, specifically refers to this Agreement and is signed by or on behalf of the party to be bound or affected thereby.

Sichenzia Ross Friedman Ference LLP
November 6, 2007

17.     Pope acknowledges that the Sichenzia Ross Friedman Ference LLP is also acting as counsel for the Company in connection with the Purchase Agreement, and such firm shall have the right to represent the Company in any action relating to or arising out of the Purchase Agreement any other agreement between the Company, on the one hand, and Pope, on the other hand.

Very truly yours,

Address	Signature

5100 Poplar Avenue Suite 805 Memphis, Tennessee 38137 Attn: Mr. Casey McCandless fax: (901) 763-4229 e-mail: caseymccandless@popeasset.com	POPE INVESTMENTS, LLC By: Pope Asset Management, LLC, Manager /s/ William P. Wells Name: William P. Wells Title: President

Middle Section, Longmao Street, Area A Laiyang Waixiangxing Industrial Park Laiyang City, Yantai Shandong Province People’s Republic of China 710075 fax: e-mail: and elsa@cfooncall.com	GENESIS PHARMACEUTICALS ENTERPRISES, INC. By: /s/ Cao Wubo Cao Wubo, CEO

61 Broadway New York, New York 10006 Attn: Asher S. Levitsky P.C. fax: (212) 930-9725 e-mail: alevitsky@srff.com	AGREED TO AND ACCEPTED: SICHENZIA ROSS FRIEDMAN FERENCE LLP By:/s/ Asher S. Levitsky P.C. Asher S. Levitsky P.C., of counsel